Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Fourth Quarter and Fiscal Year 2012 Results

Record annual net revenue and EPS; Borrowings decreased $8.1 million

PHOENIX — February 28, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today reported financial results for the fourth quarter and year ended December 29, 2012 highlighted by record annual net revenues of $185.2 million and annual fully diluted earnings per share of $0.38.

Two factors impacted the comparability of the Company’s 2012 fourth quarter and fiscal year as compared to the 2011 fourth quarter and fiscal year.  First, the fourth quarter of 2011 contained an additional reporting week.  Inventure’s fiscal year ends on the Saturday closest to December 31, which periodically results in a 53 week year.  The fourth quarter and fiscal year ended December 29, 2012 contained 13 weeks and 52 weeks respectively, compared to the fourth quarter and fiscal year ended December 31, 2011, which contained 14 weeks and 53 weeks respectively.  Second, the sale of the DSD business, which was effective November 5, 2012, impacted net revenues as the Company no longer sells third-party partner brands and sells company-owned brands to the new distributor at a lower cost.

Fourth Quarter Highlights

For the fourth quarter of 2012 compared to the fourth quarter of 2011:

•                  Adjusted for comparability, net revenues increased approximately 8.5%

•                  Gross profit increased 15.2% to $8.9 million.

•                  Gross margin increased 310 basis points to 20.4%.

•                  Completed a new distribution agreement with Snyder’s-Lance, including the sale of the DSD business, resulting in a gain of $1.1 million during the quarter.

•                  Diluted earnings per share were $0.12 or $0.08 excluding the gain on the sale of the DSD business.

•                  EBITDA increased 88.6% to $5.0 million.  Excluding the gain on the sale of the DSD business, Adjusted EBITDA increased 47.5% to $3.9 million, or 9.1% of net revenues.  A table reconciling Adjusted EBITDA to net income is presented at the end of the consolidated financial statements included in this release.

Full Year Highlights

For the full year 2012 compared to the full year 2011:

•                  Adjusted for comparability, net revenues increased approximately 17.2%.

•                  Gross profit increased 22.4% to $36.9 million.

•                  Gross margin increased 130 basis points to 19.9%.

•                  Record diluted earnings per share totaled $0.38 or $0.34 excluding the gain on the sale of the DSD business.

•                  EBITDA increased 74.0% to $17.1 million.  Excluding the gain on the sale of the DSD business, Adjusted EBITDA increased 62.8% to $16.0 million, or 8.7% of net revenues.

•                  Borrowings decreased $8.1 million during the year.

Quarter Overview

Consolidated net revenues for the fourth quarter were $43.5 million, a decrease of 2.1%, compared to $44.5 million during the prior-year period.  Adjusted for comparability, net revenues increased 8.5%.  Net revenues during the fourth quarter of 2012 were supported by a 10.3% growth, or 21.0% increase on a comparable week basis, in the healthy/natural portfolio over the prior-year period.  Gross profit increased 15.2% to $8.9 million, compared to $7.7 million in the prior-year period.  Gross profit margin improved 310 basis points to 20.4% from 17.3% last year, primarily in the Snack segment as a result of

— ### —

Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

operational efficiencies, favorable materials costs, and the Company benefited from the sale of our lower margin DSD business.  Selling, general and administrative expenses remained relatively consistent with the prior year at 14.1% of net revenues.  Net income increased 218.8% to $2.4 million, while fully diluted earnings per share were $0.12, and EBITDA increased 88.6%, to $5.0 million, or 11.6% of net revenues.  Excluding the gain on the sale of the DSD business, net income grew 123.6%, totaling $1.7 million, while fully diluted earnings per share were $0.08 and Adjusted EBITDA increased 47.5% to $3.9 million, or 9.1% of net revenues.

Snack segment net revenues of $21.5 million in the quarter were down 13.6%, compared to $24.9 million during the prior-year period.  Adjusted for comparability, Snack segment net revenues decreased 3.1%.  On a comparable basis, T.G.I. Friday’s® net revenues decreased 9.2% during the quarter, partially offset by a 33.1% increase in sales of premium private label products.  On a comparable basis, Boulder Canyon sales were up 9.8% in the fourth quarter.

Frozen segment net revenues, which include Jamba® All Natural Smoothies, totaled $22.0 million for the quarter, an increase of 12.6% over the prior-year period.  Adjusted for comparability, Frozen segment net revenues increased 23.7%.   Net revenues for the Frozen segment, excluding Jamba, increased 13.4% for the quarter due to continued growth in branded and private label frozen fruit sales.  On a comparable week basis, Jamba sales increased 15.1% over the prior year-period to $2.6 million.

Full Year Overview

Consolidated net revenues for the year ended December 29, 2012 were $185.2 million, an increase of 14.1%, compared to $162.2 million during the prior-year period.  Adjusted for comparability, net revenues increased 17.2%.  This revenue growth was largely driven by a 26.8%, or 30.0% on a comparable week basis, growth in the healthy/natural portfolio.  Gross profit increased 22.4% to $36.9 million, compared to $30.1 million in the prior-year period.  Net income increased 164.4% to $7.4 million, while fully diluted earnings per share were $0.38, and EBITDA for the full year increased 74.0% to $17.1 million, or 9.3% of net revenues.  Excluding the gain on the sale of the DSD business, net income grew 139.5% to $6.7 million, while fully diluted earnings per share totaled $0.34 and Adjusted EBITDA increased 62.8% to $16.0 million.

Snack segment net revenues were $94.4 million, a decrease of 0.7% from last year.  Adjusted for comparability, Snack segment net revenues increased 2.1% for the year.  Adjusted for comparability, T.G.I. Friday’s and premium private label sales increased 3.5% and 20.4%, respectively, and Boulder Canyon sales were relatively flat in 2012.

Frozen segment net revenues totaled $90.8 million in the current year, an increase of 35.2%, or 38.8% on a comparable basis, from the prior year.  Adjusted for comparability, net revenues for the Frozen segment, excluding Jamba, increased 49.4% during 2012 due to continued growth in branded and private label frozen fruit sales.  Jamba net revenues for the full year 2012 totaled $13.8 million, and were relatively flat in 2012 on a comparable week basis.

Management Commentary & Future Outlook

“We communicated a strategic vision beginning in 2011 that included key investments in our facilities, brands and also our operations,” said Terry McDaniel, Chief Executive Officer of Inventure Foods, Inc.  “As we close out 2012, a year of double-digit growth in year-over-year net revenues as well as new records for annual net revenues and earnings, we remain encouraged by our team’s delivery of our strategic plan.  Our results are a testament to the diversity of our brand portfolio and the distribution channels for each of our brands.  We are also excited that this success has not gone unrecognized, having been named as one of the best small companies in America by Forbes magazine. Additionally, Consumer Reports recently awarded our Boulder Canyon Hummus chip product with its highest rating, while our Nathan’s Famous Honey Mustard Crinkle-Cut Fries received the ‘Best New Product’ award by Convenience Store News.”

“As we look forward, we will continue to make the necessary investments to strengthen our brand portfolios,” continued McDaniel.  “We’ve made significant strides in building our healthy/natural portfolio and remain optimistic as we expand existing channels.  Our ability to provide consumers innovative and first-to-market products is further underscored by our recent announcement of the exclusive licensing agreement with Seattle’s Best Coffee to market and manufacture a healthier and affordable line of delicious, at-home frozen coffee drinks.”

“2012 was a year of solid execution on our strategic plan, which has positioned us well to reap the benefits and further expand our base business throughout this coming year.  Our consistent revenue and earnings growth over the past several years also provide further indication that our Company and our strategy remain on track to deliver sustainable long-term growth for our shareholders,” McDaniel concluded.

— ### —

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s fourth quarter and full year 2012 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

— ### —

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$43,542,299	$44,464,066	$185,179,427	$162,232,418
Cost of revenues	34,670,013	36,764,776	148,287,408	132,098,490
Gross profit	8,872,286	7,699,290	36,892,019	30,133,928
Selling, general & administrative expenses	6,133,413	6,254,986	25,547,728	24,924,343
Operating income	2,738,873	1,444,304	11,344,291	5,209,585
Gain on sale of DSD business	(1,101,320)	—	(1,101,320)	—
Interest expense, net	150,937	239,863	764,066	884,910
Income before income taxes	3,689,256	1,204,441	11,681,545	4,324,675
Income tax provision	1,325,188	462,858	4,232,911	1,507,838
Net income	$2,364,068	$741,583	$7,448,634	$2,816,837

Earnings per common share:
Basic	$0.12	$0.04	$0.40	$0.16
Diluted	$0.12	$0.04	$0.38	$0.15
Weighted average number of common shares:
Basic	19,074,588	18,212,534	18,821,495	18,109,548
Diluted	19,683,937	19,274,115	19,573,533	19,198,868

— ### —

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 29, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$419,480	$664,488
Accounts receivable, net allowance	17,547,036	15,741,758
Inventories	27,071,004	31,682,080
Deferred income tax asset	1,029,830	766,805
Other current assets	1,323,296	1,526,818
Total current assets	47,390,646	50,381,949

Property and equipment, net	34,050,806	33,182,331
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,009,849	2,033,160
Other assets	826,348	761,258
Total assets	$95,893,874	$97,974,923

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,178,221	$14,891,297
Accrued liabilities	8,414,607	9,531,942
Current portion of long-term debt	1,646,175	3,025,011
Total current liabilities	22,239,003	27,448,250

Long-term debt, less current portion	6,897,321	8,595,109
Line of credit	10,117,149	15,183,910
Deferred income tax liability	3,967,812	3,550,560
Interest rate swaps	766,218	843,635
Other liabilities	807,123	743,909
Total liabilities	44,794,626	56,365,373

Shareholders’ equity:
Common stock	195,711	186,312
Additional paid-in capital	29,660,227	27,675,786
Accumulated other comprehensive loss	(377,801)	(425,025)
Retained earnings	22,092,306	14,643,672
	51,570,443	42,080,745

Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	51,099,248	41,609,550
Total liabilities and shareholders’ equity	$95,893,874	$97,974,923

— ### —

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation — Net Income to Adjusted EBITDA:
Net income	$2,364,068	$741,583	$7,448,634	$2,816,837
Interest, net	150,937	239,863	764,066	884,910
Income tax provision	1,325,188	462,858	4,232,911	1,507,838
Depreciation	1,204,339	1,220,669	4,677,637	4,601,582
Amortization of intangible assets	2,499	10,500	23,311	42,000
EBITDA(1)	$5,047,031	$2,675,473	$17,146,559	$9,853,167
Adjustment:
Gain on sale of DSD business	(1,101,320)	—	(1,101,320)	—
Adjusted EBITDA(1)	$3,945,711	$2,675,473	$16,045,239	$9,853,167

(1)          Adjusted EBITDA is adjusted to exclude the gain on the sale of the DSD business.  EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles.  We define Adjusted EBITDA as net income from continuing operations plus (i) net interest expense, (ii) income tax provision, (iii) depreciation, and (iv) amortization of intangible assets, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance.  This further adjustment is reconciled above.  In evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses that are the same, or are similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Because of the inherent limitations of Adjusted EBITDA as an analytical tool, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

— ### —